2015 Senior Executive Cash Incentive Plan

The following cash incentive plan is established by the Board of Directors of First Internet Bancorp (the “Company”) effective as of January 1, 2015 for those senior executives of the Company or its subsidiary, First Internet Bank of Indiana (the “Bank”), identified on Attachment 1. For purposes of this plan, employees of the Bank will be deemed to be employees of the Company.

Formula Bonus

For 2015, each identified executive will be eligible to earn a performance-based bonus (“Formula Bonus”) that will vary with the executive’s compensation tier and the Company’s achievement-relative to threshold, target, and maximum levels-of four performance goals for the year: (1) net income, (2) net interest income, (3) one-year asset growth rate, and (4) the ratio of nonperforming assets (excluding restructured loans) to all assets. The extent to which the Company achieves each performance goal, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), will determine a portion of the executive’s total bonus, based on that goal’s weighting factor identified in the following table.

Performance Goals	Weighting Factor	Company Performance Levels
		Threshold (90% of Budget)	Target (100% of Budget)	Maximum (115% of Budget)
Net Income	25%	$6,460,200	$7,178,000	$8,254,700
Net Interest Income	25%	$27,784,800	$30,872,000	$35,502,800
1-Year Asset Growth	30%	24%	27%	31%
Nonperforming Asset Percentage	20%	1.10%	1.00%	0.85%

As provided in the following table, the Company’s relative achievement of each of the four performance goals will determine each executive’s earned bonus percentage, expressed as a percentage of the executive’s base salary at the beginning of the year.

Executive Tier	Earned Bonus Percentage (as a Percentage of Salary)

I	8%	30%	60%
II	5%	25%	50%
III	3%	15%	23%

For each performance goal, if the Company’s performance falls below the threshold level, an executive’s earned bonus percentage will be zero; if Company performance exceeds the maximum level, the executive’s bonus percentage will be at the maximum stated percentage; and if Company performance falls between two levels (between threshold and target or between target and maximum) levels, the executive’s bonus percentage will determined by linear interpolation between the applicable levels.

The executive’s bonus with respect to each performance goal will equal the product of the executive’s salary, the executive’s earned bonus percentage for that goal, and that goal’s weighting factor. The executive’s total bonus for 2015 will be the sum of the bonus amounts for the four performance goals.

Discretionary Bonus-Tier III

In addition to the Formula Bonus above, each Tier III executive may receive, at the discretion of the CEO, another bonus based on the executive’s individual performance and the performance of his or her department (“Discretionary Bonus”). The Discretionary Bonus may be awarded irrespective of any Formula Bonus earned by the Tier III executive. The maximum amount of the Discretionary Bonus will be 25% of the Tier III executive’s 2015 base salary. The Discretionary Bonus awards will be determined by the CEO in his discretion, taking into account subjective factors like intra-bank referrals, training of employees, attitude, team spirit and overall contribution to the Bank. The CEO will advise the Compensation Committee of the Discretionary Bonuses he intends to award, and the Compensation Committee will be provided a reasonable time within which it may make whatever comments or suggestions, if any, that it deems advisable; however, the CEO, in his sole and absolute discretion, will determine the amounts and authorize the payment of the Discretionary Bonuses.

Terms and Conditions

Neither the Formula Bonuses nor the Discretionary Bonuses will be payable for 2015 unless the following conditions are satisfied: (1) the Company reports positive net income for 2015 (taking into account the expense of paying all incentive compensation but not any expense attributable to the cost of raising capital); (2) the Company declares in 2015, and pays not later than January 31, 2016, cash dividends that equal or exceed the cash dividends declared for the preceding year; and (3) the executive receives a “meets expectations” rating or better on his or her 2015 performance review.

All bonuses under this plan will be determined as soon as practicable after First Internet Bancorp releases earnings for 2015 and will be paid promptly thereafter.

If the preliminary financial information for 2015 available on December 31, 2015 shows that the three bonus conditions above are likely to be satisfied, the CEO is authorized to make a partial payment of a Discretionary Bonus to a Tier III executive with the first pay check in 2015, in an amount not to exceed the income tax liability of the executive that will be due on any equity awards made in 2015 that are taxable income in 2015.

If, after the payment of any bonus under this plan, other than the Discretionary Bonus, the Company restates its financial statements for the year ending December 31, 2015, then the Compensation Committee will determine the bonus amounts that should have been paid based on the restated financial statement (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonuses that were paid, then the Bank will pay such difference (the “Make-Up Amount”) within 30 days after the determination of the Make-Up Amount, regardless of whether the employee is still employed with the Company at such time. If the Restated Bonus Amount is less than the bonuses that were paid, then the employee (or his or her designated beneficiary or estate) will repay such difference (the “Overpayment Amount”) to the Company within 30 days after the Bank provides notice of repayment, which will specify the Overpayment Amount. The obligation to repay the Company the Overpayment Amount will apply regardless of whether the employee is then currently employed with the Company. The employees selected to participate in the 2015 Senior Executive Cash Incentive Plan will, as a condition of such participation, execute an “Employee Acknowledgment Concerning Participation in 2015 Senior Executive Cash Incentive Plan” in the form prepared by the Company.

Except in the case of death or termination due to disability, in order to be eligible to receive any payment under the 2015 Senior Executive Cash Incentive Plan, the employee must be employed by the Company during all of 2015 and at the time the Formula Bonuses or Discretionary Bonus are paid. In the event of death or termination due to disability during 2015 or in 2016 but before the payment date, a pro-rata portion of the bonus amount will be paid to the employee or his or her beneficiary designated in writing and filed with the Company. The pro-rata amount due will be determined by a fraction, the numerator being the number of days of full time employment by the Company in 2015 and the denominator being 365. In the absence of a designated beneficiary, the bonus will be paid to the estate of a deceased employee.

The Compensation Committee, in its sole and absolute discretion, will determine (a) whether the performance goals have been achieved on which the Formula Bonuses are determined, (b) the amount of any Formula Bonuses based on the achievement of those goals, and (c) the date on which any Formula Bonus or Discretionary Bonus is paid.

The Compensation Committee, in its sole and absolute discretion, has the right to amend, modify or discontinue the 2015 Senior Executive Cash Incentive Plan at any time.

Attachment 1

Executive Tier	Name [1]	2015 Base Salary
Tier I	David Becker	$450,000
Tier II	Kenneth Lovik	$260,000
Tier II	Charles Perfetti	$200,000
Tier III	Nicole Lorch	$175,000
Tier III	Edward Roebuck	$165,000
1Omits participants who are not executive officers of the Company.